Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan
2023 Addendum

This Addendum to the Enterprise Bank Supplemental Executive Retirement and Deferred Compensation Plan (the "Plan") is effective for the Plan year commencing on January 1, 2023 (the "2023 Plan Year") and is intended to set forth certain provisions of the Plan that are determined at the discretion of the Compensation and Human Resources Committee of the Enterprise Bank and Trust Company Board of Directors (the "Compensation and Human Resources Committee"). Plan eligibility and Plan contributions will be reviewed annually by the Compensation and Human Resources Committee.

Plan Eligibility
The Chief Executive Officer and individuals with the titles noted below as of March 27, 2023 will be eligible for Plan contributions.

Employer Plan Contribution
Plan contributions will be made annually on or before March 15 of the year following the plan year and will be as follows for 2023:

Service Based Contributions
A service-based contribution of $7,000 will be made for the following for 2023:
•Chief Commercial Lending Officer
•Branch Administration Director
•Construction Lending Director
•Chief Risk Officer
•Chief Banking Officer
•NH Community Banking and Lending Director
•Chief Sales, Community and Customer Relationship Officer
•Chief Human Resources Officer
•Chief Digital and Operations Officer
•Regional Commercial Lending Director
•Chief Financial Officer & Treasurer
•Mortgage Lending Director

A service-based contribution of $18,000 will be made for the following Executive Vice Presidents for 2023:
•Sr. Managing Director of Wealth Management & Chief Operating Officer

Performance Based Contributions
The participants will each receive an additional contribution based on the performance of the Income metric in the 2023 Variable Compensation Incentive Plan:

	0%	25%	50%	100% (Target)	125%	150%
Income Metric*	40,600	46,600	52,600	64,600	73,100	81,600
Executive Vice Presidents Contribution Amount:	$0	$1,750	$3,500	$7,000	$14,000	$21,000
Chief Executive Officer Contribution Amount:	$0	$31,250	$62,500	$125,000	$156,250	$187,500

(1)    Income is defined as pre-tax income excluding income taxes, variable compensation plan expense, the provision for credit losses, the change in market value of equity securities (bank portfolio), gains and losses on sales of bonds, and any other non-recurring or non-core operating income or expense such as but not limited to gains or losses on other real estate owned, derivatives and bank owned life insurance.

Scorecard Adjustor for the Provision for Credit Losses:
A favorable or unfavorable variance to budget for the Provision for Credit Losses expense will be applied to the Income performance factor at 50% of the variance.  For example, if the Provision for Credit Losses is favorable or unfavorable to budget by $1 million, the Income performance factor results would be increased or decreased by $500 thousand.
Scorecard Calculation Information:
The scorecard will be calculated using a precise payout level based on actual performance between levels.